                                                                     Exhibit 1.1



                            DEALER MANAGER AGREEMENT



    THIS AGREEMENT, dated as of ___________, 2004, is made by and between COMMONWEALTH INCOME & GROWTH FUND, INC., a Pennsylvania corporation (the "Company"); and COMMONWEALTH CAPITAL SECURITIES CORP., a Pennsylvania corporation (the "Dealer Manager").

    WHEREAS, the company proposes to offer and sell up to an aggregate of 1,250,000 units (the "Units") in COMMONWEALTH INCOME & GROWTH FUND V, a Pennsylvania limited partnership ("the Limited Partnership") to the public pursuant to a public offering;

    WHEREAS, the Dealer Manager is registered with the National Association of Securities Dealers, Inc. as a broker dealer, and is presently or, prior to any offers or sales of Units, will be licensed in all fifty states of the United States, the District of Columbia, and the Commonwealth of Puerto Rico as a broker dealer qualified to offer and sell to the public securities of the type represented by the Units; and

    WHEREAS, the Company desires to retain the Dealer Manager to use its best efforts to sell the Units and to manage the sale by others of the Units, and the Dealer Manager is willing and desires to serve as the Dealer Manager for the Company for the sale of the Units upon the terms and conditions set forth in this Agreement.

    NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Company and the Dealer Manager agree as follows:

SECTION 1

DEFINITIONS

    Whenever used in this agreement, the following terms shall have the following specified meanings.

    1.1 "NASD" means the National Association of Securities Dealers, Inc.

    1.2 "Offering" means the offering of up to 1,000,000 Units of the Limited Partnership to the public pursuant to the terms and conditions of the Registration Statement.

    1.3 "Offering Period" means the period commencing on the effective date of the Registration Statement and ending on the earliest of the following: (i) the later of one year after the initial date of the Prospectus or, at the Company's election, two years after the initial date of the Prospectus; or (ii) one year after the initial date of the Prospectus, if subscriptions for fewer than 57,500 Units are received and accepted within such one year period.

    1.4 "Participating Brokers" means those broker-dealers engaged by the Dealer Manager to participate in the Offering pursuant to Paragraph 3.2

    1.5 "Prospectus" means the final prospectus included in the Registration Statement, pursuant to which the Company will offer Units to the public, as the same may be amended or supplemented from time to time after the effective date of the Registration Statement.

    1.6 "Registration Statement" means the registration statement pursuant to which the Company has registered the Units with the SEC as provided in the Securities Act of 1933, as amended, as such registration statement may be amended or supplemented from time to time.

    1.7 "SEC" means the Securities and Exchange Commission.

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    1.8 "Units" means the Units of the Limited Partnership, par value $20.00 per unit, with a purchase price of $20.00 per unit. An aggregate of up to 1,000,000 Units will be offered pursuant to the Registration Statement.

    1.9 "State Regulatory Authorities" means the commissions, departments, agencies or other authorities in the fifty states of the United States, the District of Columbia, and the Commonwealth of Puerto Rico which regulate the offer and sale of securities.

    1.10 "Company" means Commonwealth Income & Growth Fund, Inc., a Pennsylvania corporation.

    1.11 "Dealer Manager" means Commonwealth Capital Securities Corp., a Pennsylvania corporation.



                                    SECTION 2
                                   APPOINTMENT


    Subject to the terms and conditions set forth in this agreement, the Company hereby appoints the Dealer Manager as the dealer manager of the Offering to use its best efforts to sell up to 1,000,000 Units of the Limited Partnership and to manage the sale by others of such Units for the Company's account. The Dealer Manager hereby accepts such appointment.



                                    SECTION 3
                                  SALE OF UNITS

    3.1 Best Efforts. The Dealer Manager shall use its best efforts during the Offering period to sell or cause to be sold the Units in such quantities and to such persons and in accordance with such terms as are set forth in this Agreement, the Prospectus and the Registration Statement. Notwithstanding anything herein to the contrary, the Dealer Manager shall have no obligation under this Agreement to purchase any of the Units for its own account.

    3.2 Association of Other Broker-Dealers. The Company hereby acknowledges and agrees that the Dealer Manager may engage Participating Brokers to participate in the Offering, provided that (i) all Participating Brokers are registered with the NASD and are duly licensed by the State Regulatory Authorities in the jurisdictions in which they will offer and sell Units or exempt from broker-dealer registration with the NASD and the State Regulatory Authorities, and (ii) all such engagements are evidenced by written agreements, the terms and conditions of which substantially conform to the form of Participating Broker Agreement approved by the Company and attached hereto as Exhibit A (the "Participating Broker Agreement"). The Dealer Manager is authorized to reallow so much of the commissions which it receives under Paragraph 4.1 to Participating Brokers as it sees fit.

    3.3 Suitability and Minimum Purchase Requirements.

      (a) The Dealer Manager will use every reasonable effort, to the extent it sells Units to investors, to assure that any such Units are sold only to investors who:

        (i) meet the investor suitability standards, including the minimum income and net worth standard established by the Company, and minimum purchase requirements set forth in the Registration Statement;

        (ii) can reasonably benefit from the Company based on each prospective investor's overall investment objectives and portfolio structure; and

        (iii) are able to bear the economic risk of the investment based on each prospective investor's overall financial situation.

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    (b) The Dealer Manager will make the determinations required to be made by it pursuant to Paragraph 3.3 (a) above based on the information it has obtained from a prospective investor, including, at a minimum, but not limited to, the prospective investor's age, investment objectives, investment experience, income, net worth, financial situation, other investments of the prospective investor, as well as any other pertinent factors deemed by the Dealer Manager to be relevant.

    (c) The Dealer Manager shall maintain such records evidencing compliance with the determination of the investor suitability standards and minimum purchase requirements set forth in the Registration Statement, as required by Paragraphs 3.3(a) and 3.3(b) above for a period of not less than six years, or for such greater time period as shall comply with all federal, state and other regulatory requirements.

    (d) In addition to the foregoing, the Dealer Manager shall comply fully with all the applicable provisions of the NASD Conduct Rules and the following provisions:

        (i) the Dealer Manager shall have reasonable grounds to believe, based upon information provided by the investor concerning his investment objectives, other investments, financial situation and needs, and upon any other information known by the Dealer Manager, that (A) each investor to whom the Dealer Manager sells Units is or will be in a financial position appropriate to enable him to realize to a significant extent the benefits (including tax benefits) of an investment in the Units, (B) each investor to whom the Dealer Manager sells Units has a fair market net worth sufficient to sustain the risks inherent in an investment in the Units (including potential loss and lack of liquidity), and
(C) the Units otherwise are or will be a suitable investment for each investor to whom the Dealer Manager sells Units, and the Dealer Manager shall maintain files disclosing the basis upon which the determination of suitability was made;

        (ii) the Dealer Manager shall not execute any transaction involving the purchase of Units in a discretionary account without prior written approval of the transaction by the investor;

        (iii) the Dealer Manager shall have reasonable grounds to believe, based upon the information made available to it, that all material facts are adequate and accurately disclosed in the Registration Statement and provide a basis for evaluating the shares;

        (iv) in making the determination set forth in item (iii) above, the Dealer Manager shall evaluate items of compensation, properties, tax aspects, financial stability and experience of the sponsor, conflicts of interest and risk factors, and any other information deemed pertinent by it; and

        (v) prior to executing a purchase transaction in the Units, the Dealer Manager shall have informed the prospective investor of all pertinent facts relating to the liquidity and marketability of the Units.

    (e) The Dealer Manager shall comply with the requirements for determining the suitability of investors who elect to participate in the Dividend Reinvestment Plan (the "Reinvestment Plan") in accordance with the procedure set forth in Paragraph 6 of such Reinvestment Plan in the form of Exhibit A to the Prospectus.

    3.4 Sales Literature. The Dealer Manager shall use and distribute in conjunction with the offer and sale of any Units only the Prospectus and such sales literature and advertising as shall have been previously approved in writing by the Company.

    3.5 Jurisdictions. The Dealer Manager shall cause Units to be offered and sold only in those jurisdictions specified in writing by the Company for whose account Units are then offered for sale, and such list of jurisdictions shall be updated by the Company as additional states are added. The Company shall specify only such jurisdictions in which the Offering and sale of its Units has been authorized by the appropriate State Regulatory Authorities. No Units shall be offered or sold for the account of the Company in any other states.

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    3.6 Escrow. All funds received by the Dealer Manager for the sale of Units shall be deposited in an escrow account established by the Company at J.P.Morgan Trust Company (the Escrow Agent), by the close of the first business day following receipt of such funds by the Dealer Manager. Such escrow account shall be denominated "ESCROW ACCOUNT FOR THE BENEFIT OF SUBSCRIBERS FOR UNITS OF COMMONWEALTH INCOME & GROWTH FUND V" Until such time (if any) as the funds held in escrow are deliverable to the Company pursuant to the Escrow Agreement between the Company and the Escrow Agent, the Dealer Manager shall, and shall cause Participating Brokers to, instruct subscribers to make checks for subscriptions payable to the order of "J.P.MORGAN TRUST COMPANY, ESCROW AGENT," and shall return checks made payable to another party to the Participating Broker or subscriber who submitted the check. Thereafter, checks may be made payable to either the Escrow Agent or the Company. The Dealer Manager may authorize certain Participating Brokers which are "$25,000 broker-dealers" to instruct their customers to make their checks for Units subscribed for payable directly to the Participating Broker. In such case, the Participating Broker will collect the proceeds of the subscribers' checks and issue a check made payable to the order of the Escrow Agent for the aggregate amount of the subscription proceeds.



                                    SECTION 4
                                  COMPENSATION


    4.1 Commissions. The Company shall pay to the Dealer Manager, as compensation for all services to be rendered by the Dealer Manager pursuant to this Agreement, a commission equal to eight percent (8%) of the selling price of each Unit for which a sale is completed, regardless of whether such Unit is sold by the Dealer Manager or a Participating Broker: provided, however that the Company will pay reduced commissions or may eliminate commissions on certain sales of Units, including the reduction or elimination of commissions in accordance with, and on the terms set forth in, the Prospectus and the paragraphs following this Paragraph 4.1, which reduction or elimination of commissions will not change the net proceeds to the Company. Unitholders who elect to participate in the Reinvestment Plan will be charged commissions on Units purchased for their accounts on the same basis as investors who otherwise purchase Units in the Offering.

    4.2 Marketing Support and Due Diligence. The Company shall pay to the Dealer Manager a nonaccountable fee for expenses incurred in selling and marketing the Units and for bona fide expenses incurred in connection with due diligence expense reimbursements, which fee shall be equal to two percent (2.0%) of the selling price of each Unit for which a sale is completed, regardless of whether such Unit is sold by the Dealer Manager or a Participating Broker. All due diligence expense reimbursements shall be paid by the Dealer Manager from this fee.

    4.3 Completed Sale.

    (a) A sale of a Unit shall be deemed to be completed under Paragraph 4.1 if and only if (i) the Company has received a properly completed and executed subscription agreement, together with payment of the full purchase price of each purchased Unit, from or, in accordance with Paragraph 3.3(a), on behalf of an investor who satisfies the applicable suitability standards and minimum purchase requirements set forth in the Registration Statement as determined by the Dealer Manager in accordance with the provisions of this Agreement, (ii) the Company has accepted such subscription, and (iii) such investor has been admitted as a Unitholder of the Company.

    (b) The Dealer Manager hereby acknowledges and agrees that:

        (i) the Company, in it's sole and absolute discretion, may accept or reject any subscription, in whole or in part, for any reason whatsoever, and no commission will be paid to the Dealer Manager with the respect to that portion of any subscription, which is rejected;

        (ii) no commission will be paid to the Dealer Manager unless, within one year after the initial date of the Prospectus, subscriptions for an aggregate of at least 57,500 Units have been received and accepted; and

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        (iii) no commission will be paid to the Dealer Manager prior to acceptance by the Company of subscriptions for the minimum number of Units specified in subparagraph (ii) above.

    4.4 Payment. The commissions specified in Paragraph 4.1 for the sale of any Unit shall be payable in cash by the Company, as specified in Paragraph 4.1 no later than the end of the calendar month in which the investor subscribing for the Unit is admitted as a Unitholder of the partnership. Investors shall first be admitted as unitholders of the Partnership within 30 days after acceptance by the Company of subscriptions for at least 50 Units. The Company will accept or reject all subscriptions within 30 days after receipt, notwithstanding anything to the contrary contained herein, in the event that the Company pays any commission to the Dealer Manager for sale by a Participating Broker of one or more Units and the subscription is rescinded as to one or more of the Units covered by such subscription, the Company shall decrease the next payment of commissions or other compensation otherwise payable to the Dealer Manager by the Company under this Agreement by an equal amount to the commission rate established in Paragraph 4.1 of this Agreement, multiplied by the number of Units as to which the subscription is rescinded. In the event that no payment of commissions or other compensation is due to the Dealer Manager after such withdrawal occurs, the Dealer Manager shall pay the amount specified in the preceding sentence to the Company within ten (10) days following receipt of notice by the Dealer Manager from the Company stating the amount owed as a result of rescinded subscriptions.

    4.5 Sales Incentives. The Company or its Affiliates also may provide incentive items for registered representatives of the Dealer Manager and the Participating Brokers, which in no event shall exceed an aggregate of $100.00 per annum per participating sales person. In the event other incentives are provided to registered representatives of the Dealer Manager or the Participating Brokers, they will only be paid in cash and such payments will only be made to the Dealer Manager or the Participating Brokers rather than their registered representatives. Before any such sales incentive program is offered, the Company agrees to obtain prior approval of the terms of such program from the NASD.

    4.6 Wholesaling Compensation. The Company hereby acknowledges that the Dealer Manager may pay each of its wholesalers 1% of the gross sales price (computed at $20.00 per Unit) of all Units sold in such Wholesaler's geographic territory (as the same may be established from time to time by agreement between the Dealer Manager and one or more of its wholesalers) but not in excess, in the aggregate, of 1% of the gross sales price (computed at $20.00 per Unit) of all Units sold, or a maximum of 1,000,000 Units. The Company hereby agrees to reimburse reasonable out-of-pocket expenses that such wholesalers incur in connection with the distribution of its Units, provided, however, that in no event will the Dealer Manager or the Company pay any amounts to any person if
(i) such amounts constitute "underwriting compensation," and (ii) payment of such amounts could cause total underwriting compensation paid to underwriters, broker-dealers, or affiliates thereof from any source, and deemed to be in connection with or related to the distribution of the Offering, to exceed then applicable NASD compensation guidelines.



                                    SECTION 5
                                TERM OF AGREEMENT


    5.1 Commencement and Expiration. This Agreement shall commence as of the date first above written and, unless sooner terminated pursuant to Paragraph 5.2 or by operation of law or otherwise, shall expire at the end of the Offering period.

    5.2 Termination. Any party may terminate this agreement at any time and for any reason by giving 30 days' prior written notice of intention to terminate to each other party hereto.

    5.3 Obligations Surviving Expiration or termination.

        (a) In addition to any other obligations of the Dealer Manager that survive the expiration or termination of this Agreement, the Dealer Manager, upon the expiration or termination of this Agreement, shall (i) promptly deposit any and all funds in its possession which were received from investors for the sale of Units into the appropriate escrow account specified in Paragraph 3.7 or, if the minimum number of Units have been sold and accepted by the Company, into such other accounts as the Company may designate, and (ii) promptly deliver to the Company all records and documents in its possession which relate to the Offering and are not designated as dealer copies. The Dealer Manager, at its sole expense, may make and retain copies of all such records and documents, but shall keep all such information confidential. The Dealer Manager shall use its best efforts to cooperate with the Company to accomplish an orderly transfer of management of the Offering to a party designated by the Company.

    (b) In addition to any other obligations of the Company that survive the expiration or termination of this Agreement, the Company, upon expiration or termination of this Agreement, shall pay to the Dealer Manager all commissions to which the Dealer Manager is or becomes entitled under Section 4 at such time or times as such commissions become payable pursuant to paragraph 4.3.



                                    SECTION 6
                         COVENANTS OF THE DEALER MANAGER


    The Company covenants, warrants and represents, during the full term of this Agreement, that:

    (a) it will use its best efforts to maintain the effectiveness of the Registration Statement, and will file, or cause to be filed, such amendments to the Registration Statement as may be reasonably necessary for that purpose;

    (b) It will use its best efforts to (i) prevent the issuance of any order by the SEC, any State Regulatory Authorities or any other regulatory authority which suspends the effectiveness of the Registration Statement, prevents the use of the Prospectus, or otherwise prevents or suspends the Offering, and (ii) obtain the lifting of any such order if issued;

    (c) It will give the Dealer Manager written notice when the Registration Statement becomes effective and shall deliver to the Dealer Manager a signed copy of the Registration Statement, including its exhibits, and such number of copies of the Registration Statement, without exhibits, and the Prospectus, and any supplements and amendments thereto which are finally approved by the SEC, as the Dealer Manager may reasonably request for sale of the Units, which Prospectus shall not contain any untrue statement of a material fact required to be stated therein or omit any material statement necessary to make the statements therein, in light of the circumstances under which they are made, not misleading;

    (d) If at any time any event occurs and becomes known to the Company prior to the end of the Offering Period, as a result of which the Registration Statement or Prospectus would include an untrue statement of a material fact, in view of the circumstances under which they were made, omit to state any material fact necessary to make the statements therein not misleading, the Company will effect the preparation of an amended or supplemented Registration Statement or Prospectus which will correct such statement or omission;

    (e) It will promptly notify the Dealer Manager of any post-effective amendments or supplements to the Registration Statement or Prospectus;

    (f) It will, during the full term of this Agreement abide by all applicable provisions to its governing instruments, as the same may be amended; and

    (g) It will use its best efforts to cause, at or prior to the time the Registration Statement becomes effective, the qualification or registration of the Units for offering and sale under the securities laws of such jurisdictions as shall be determined by the Company.

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                                    SECTION 7
                          PAYMENT OF COSTS AND EXPENSES


    7.1 Dealer Manager. The Dealer Manager shall pay all costs and expenses incident to the performance of its obligations under this Agreement which are not expressly assumed by the Company under Paragraph 8.2 below.

    7.2 Company. The Company shall pay all costs and expenses related to:

      (a) the registration of the Offer and sale of the Units with the SEC, including the cost of preparation, printing, filing and delivery of the Registration Statement and all copies of the Prospectus used in the Offering, and amendments or supplements to such documents;

      (b) the preparation and printing of the form of subscription agreement to be used in the sale of the Units;

      (c) the qualification or registration of the Units under state securities or "blue sky" laws of states where the Units are to be offered or sold;

      (d) the filing of the Registration Statement and any related documents, including any amendments or supplements to such documents, with the NASD;

      (e) any filing fees, and fees and disbursements to counsel, accountants and escrow agents which are in any way related to any of the above items; and

      (f) the preparation, printing and filing of all advertising originated by it relating to the sale of Units.



                                    SECTION 8
                                 INDEMNIFICATION

    The Dealer Manager agrees to indemnify, defend and hold harmless the Company from all losses, claims, demands, liabilities and expenses, including reasonable legal and other expenses incurred in defending such claims or liabilities, whether or not resulting in any liability to the Company, which the Company may incur in connection with the offer or sale of any Units, either by the Dealer Manager pursuant to this Agreement or any Participating Broker acting on the Dealer Manager's behalf pursuant to the Participating Broker Agreement which arise out of or are based upon (i) an untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission of a material fact, other than a statement or omission contained in the Prospectus, the Registration Statement, or any state securities filing which was not based on information supplied to the Company by the Dealer Manager or a Participating Broker, or (ii) the breach by the Dealer Manager or any Participating Broker acting on its behalf of any of the terms and conditions of this Agreement or any Participating Broker Agreement, including but not limited to, alleged violations of the Securities Act of 1933, as amended.



                                    SECTION 9
                                  MISCELLANEOUS


    9.1 Notices. Any notice, approval, request, authorization, direction or other communication under this Agreement shall be given in writing and shall be deemed to be delivered when delivered in person or deposited in the United States mail, properly addressed and stamped with the required postage, registered or certified mail, return receipt requested, to the intended recipient as set forth below.

If to the Company:                       Commonwealth Income & Growth Fund, Inc.
                                         470 John Young Way, Suite 300
                                         Exton, PA 19341
                                         Attention: George Springsteen,
                                         Chairman of the Board

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If to the Dealer Manager:                Commonwealth Capital Securities Corp.
                                         470 John Young Way, Suite 300
                                         Exton, PA 19341
                                         Attention: Kimberly Springsteen,
                                         President

Any party may change its address specified above by giving each other party notice of such change in accordance with this Paragraph 9.1

    9.2 Invalid provision. The invalidity or unenforceability of any provision of this agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

    9.3 No Partnership. Nothing in this Agreement shall be construed or interpreted to constitute the Dealer Manager as in association with or in partnership with the Company, and instead, this Agreement only shall constitute the Dealer Manager as a dealer authorized by the Company to sell and to manage the sale by others of the Units according to the terms set forth in the Registration Statement, the Prospectus or this Agreement.

    9.4 No Third Party Beneficiaries. No provision of this Agreement is intended to be for the benefit of any person or entity not a party to this Agreement, and no third party shall be deemed to be a beneficiary of any provision of this Agreement. Further, no third party shall by virtue of any provision of this Agreement have a right of action or an enforceable remedy against either party to this Agreement.

    9.5 Survival. Paragraph 5.3 and Section 8 and all Provisions of this Agreement which may reasonably be interpreted or construed as surviving the expiration or termination of this Agreement shall survive the Expiration or termination of this Agreement.

    9.6 Entire Agreement. This Agreement constitutes the complete understanding among the parties hereto, and no variation, modification or amendment to this Agreement shall be deemed valid or effective unless and until it is signed by all parties hereto.

    9.7 Successors and Assigns. No party shall assign (voluntarily, by operation of law or otherwise) this Agreement or any right, interest or benefit under this Agreement without the prior written consent of each other party. Subject to the foregoing, this Agreement shall be fully binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

    9.8 Nonwaiver. The failure of any party to insist upon or enforce strict performance by any other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party's right to assert or rely upon any such provision or right in that or any other instance; rather such provision or right shall be and remain in full force and effect.

    9.9 Applicable Law. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the Commonwealth of Pennsylvania.

    IN WITNESS WHEREOF, the parties have executed this Dealer Manager Agreement as of the date first above written.

        Company:                             Commonwealth Income & Growth Fund,
                                             Inc.

                                             By:
                                               George S. Springsteen, Chairman
                                             of the Board


        Dealer Manager:                      Commonwealth Capital Securities
                                             Corp.

                                             By:
                                               Kimberly A. Springsteen,
                                             President